                                                                                            Exhibit 11

                              INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                                Computation of Earnings (Loss) Per Common Share
                                  (dollars in thousands, except per share amounts)

                                                                   Years Ended
                                      -------------------------------------------------------------------
                                      February 28,  February 29,  February 28,  February 28,  February 28,
                                           1997          1996          1995          1994          1993
                                       -----------   -----------   -----------   ----------
Average shares of common
   stock outstanding                    17,982,348    17,964,688    17,974,156    18,910,748    19,281,578

Common stock equivalents                    22,218        81,630        17,446       104,338       245,973
                                        ----------    ----------    ----------    ----------    ----------

Total common stock and equivalents
   assuming full dilution               18,004,566    18,046,318    17,991,602    19,015,086    19,527,551
                                        ==========    ==========    ==========    ==========    ==========

Earnings (loss)                            $ 2,780       $24,075       $57,021      $(13,438)      $41,210
Less dividends on preferred stock                -           260           167           174           180
                                            ------        ------        ------       -------        ------
Earnings (loss) applicable
  to common stock                          $ 2,780       $23,815       $56,854      $(13,612)      $41,030
                                            ======        ======        ======       =======        ======

Earnings (loss) per share of common stock:
   Primary                                 $   .15       $  1.33       $  3.16      $   (.72)      $  2.13
                                            ======        ======        ======       =======        ======

   Fully diluted                           $   .15       $  1.32       $  3.16      $   (.72)      $  2.10
                                            ======        ======        ======       =======        ======

Primary earnings (loss) per share have been computed by dividing net earnings (loss), after deduction of preferred stock dividends, by the weighted average number of shares of common stock outstanding during the year. Common stock options and other common stock equivalents have not entered into the primary earnings per share computations since their effect is not significant.

Fully diluted earnings (loss) per share have been computed assuming issuance of all shares for stock options deemed to be common stock equivalents, using the treasury stock method.